EXHIBIT 23.2

KPMG LLP
Chartered Accountants	Telephone	(403) 691-8000
2700 205 – 5th Avenue SW	Telefax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Oilsand Quest Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-3 (no. 333-168461) and the Registration Statements on Form S-8 (nos. 333-145079 and 333-135366) of Oilsands Quest Inc. of our reports dated July 5, 2011, with respect to the consolidated balance sheets of Oilsands Quest Inc. (a development stage company) as of April 30, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, comprehensive loss and cash flows for each of the years in the three-year period ended April 30, 2011 and for the period from inception on April 3, 1998 to April 30, 2011, and the effectiveness of internal control over financial reporting as of April 30, 2011, which reports appear in Amendment No. 1 to the April 30, 2011 annual report on Form 10-K of Oilsands Quest Inc.

Our report dated July 5, 2011 with respect to the consolidated financial statements contains an explanatory paragraph that states that the Company does not presently have adequate cash and cash equivalents to fund activities for the foreseeable future and will require additional funding to maintain operations, which raises substantial doubt about its ability to continue as a going concern.

/s/ KPMG LLP

Calgary, Canada
July 8, 2011

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.